                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement is made this 22nd day of September, 2000, by and among BioShield Technologies, Inc., a Georgia corporation, and its wholly owned subsidiary AHT Acquisition Corp., a Delaware corporation ( collectively "Buyers"), and AHT Corporation, a Delaware corporation and its wholly owned subsidiaries, Advanced Health Technologies Corporation, a Delaware Corporation, Advanced Health Bukstel & Halfpenny Corporation, a Delaware Corporation and Advanced Health Management Corp., a Delaware Corporation (collectively "Sellers").

               WHEREAS, the Sellers plan to file voluntary petitions for relief ("Bankruptcy Petitions") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the Bankruptcy Court for the Southern District of New York, White Plains Division ("Bankruptcy Court");

               WHEREAS, pursuant to sections 1107 and 1108 of the Bankruptcy Code, the Sellers plan to continue in the operation of their businesses and the management of their assets and properties as debtors in possession;

               WHEREAS, certain claims have been asserted and are currently pending between the Buyers and the Sellers in the civil action styled AHT Corporation, plaintiff, v. BioShield Technologies, Inc., AHT Acquisition Corp., et al, defendants, in the Superior Court of Fulton County Georgia, Case No. 2000CV27812 ("Pending Litigation");

               WHEREAS, the Sellers have determined that the sale of the Sellers' business as a going concern is the best way to maximize the value of the Sellers' assets and maximize the distribution to the Sellers' creditor constituency;

               WHEREAS, the Sellers will be unable to remain current on their post-petition obligations and lack the revenue financial resources to sustain their operations and maintain the value of their businesses as going concerns;

               WHEREAS the Sellers have agreed to a full and final compromise, settlement and release of all claims asserted in the Pending Litigation (the "Settlement") in consideration of the Buyers' agreement, subject to certain terms and conditions including Bankruptcy Court approval, (i) to purchase substantially all of the assets of the Sellers pursuant to this Asset Purchase Agreement ("Agreement") in a sale under section 363 of the Bankruptcy Code for an aggregate purchase price of $15,050,000 and (ii) to provide secured debtor-in-possession financing to the Sellers of up to $1,500,000 on the terms and conditions set forth in that certain DIP Financing, Escrow and Settlement Agreement between Buyers and Sellers of even date herewith ("DIP Financing Agreement");

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

        1.  DEFINITIONS.

        1.1 "Agreement" shall mean this Asset Purchase Agreement and all other documents and instruments executed in connection herewith or therewith.

               1.2 "Accounts" shall mean all accounts, including accounts receivable, notes receivable, and other rights to the payment of money, now or hereafter existing, now owned or hereafter acquired by the Sellers.

               1.3 "Acquired Assets" shall mean all assets, property and business of Sellers, both real and personal, tangible and intangible, whether now existing or hereafter acquired, excepting only the Excluded Assets including, but not limited to, the following: (a) all Accounts of Sellers, (b) all Chattel Paper of Sellers, (c) all contract rights, proposals, work in process, or other rights, title or interests of any of the Sellers in or under any contracts or agreements, whether executory or fully preformed, including but not limited to all Material Contracts, (d) all Documents of Sellers, (e) all Equipment of Sellers, (f) all furniture and Fixtures of Sellers, (g) all General Intangibles of the Sellers including without limitation, all Copyrights, Patents, Trademarks and Intellectual Property, whether owned by Sellers or usable by Sellers pursuant to licenses to Intellectual Property granted to Sellers, (h) all Instruments of Sellers including without limitation promissory notes, (i) all Inventory of Sellers, (j) all tax refunds or rights to tax refunds of Sellers, (k) all property of Sellers held by the Buyers or any other Person, including, without limitation, all property of every description now or hereafter in the possession or custody of, or in transit to, Buyers or such other Person for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of Sellers, or as to which Sellers may have any right or power, (l) all claims, causes of action, choses-in-action, prepayments, refunds, rights of recovery, rights of set off or recoupment, recoveries from litigation, arbitration, mediation or adversarial proceedings, including, without limitation, any litigation in bankruptcy (excluding any actions brought under sections 544, 547, 548, 549, or 550 of the Bankruptcy
Code), (m) all other goods and personal property of Sellers whether tangible or intangible and whether now or hereafter owned, leased, consigned by or to, or acquired by, Sellers wherever located, (n) all of the Sellers' books, records, ledgers, files, documents, correspondence, customer lists, prospective customer lists, supplier lists, prospective supplier lists, e-mail lists, telefax lists, mailing lists, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, including, without limitation, all tapes, cards, discs, diskettes, runs and other papers, documents and computer storage media in the possession or control of the Sellers, or any computer service bureau, wherever located and whether the same are owned by the Sellers on the date hereof or are hereafter acquired or created by the Sellers,
(o) any and all of the Sellers cash, cash deposits, certificates of deposit, bank accounts, securities accounts or other depository or holding accounts, security deposits, prepaid items or cash equivalents, (p) any and all of the Sellers' telephone numbers, telefax numbers, domain names, web addresses, URL's and Internet websites, (q) any and all securities of every kind or nature, including without limitation, shares of stock, options, warrants, partnership interests, membership interests, investment contracts and the like, (r) all payments received pursuant to settlements, judgments, compromises, indemnities, warranties or guaranties, payable by reason of loss or damage or otherwise with respect to any of the foregoing, and (s) to the extent not otherwise included, all substitutions, products, profits and Proceeds, including without limitation insurance proceeds, of each of the foregoing and all accessions to, substitutions and replacements for, and rents, royalties, dividends, and distributions of each of the foregoing.

               1.4 "Assumed Obligations" shall mean only those future obligations arising from or relating to the Acquired Assets.

               1.5 "Bankruptcy Code" shall mean Title 11 of the United States Code, together with all amendments and modifications to same, as of the Closing Date.

               1.6 "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Southern District of New York, White Plains Division, which has jurisdiction over Sellers's Chapter 11 proceeding.

               1.7 "Break-Up Fee" shall mean the sum of $250,000 (Two Hundred Fifty Thousand Dollars), payable to Buyers in accordance with the provisions of
Section 13 hereof.

               1.18 "Closing Date" means the date of the consummation of the sale by the Debtors to the Buyers of the Acquired Assets free and clear of all liens and encumbrances. The Closing Date shall occur as soon as possible after the Sale Order becomes final and non-appealable and in no event more than five business days thereafter.

               1.19 "Copyrights" shall mean any of the following now owned or hereinafter acquired by any of the Debtors: (i) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof or any other country, (ii) registrations, applications and recordings in the United States Copyright Office or any similar office or agency of the United States, (iii)any state thereof or any other country, any continuances, renewals or extensions thereof, and (iv) any registrations to be issued in any pending applications.

               1.20 "Credit Bid" shall mean the sum of One Million Five Hundred Thousand ($1,500,000) Dollars, or such lesser amount of Indebtedness as arises under the DIP Financing.

               1.21 "Committee" any official committee of unsecured creditors appointed by the Office of the United States Trustee, pursuant to Section 1102 of the Bankruptcy Code.

               1.22 "Debtor-in-Possession" means the Sellers, as a Chapter 11 debtor-in-possession in its Chapter 11 proceeding.

               1.23 "DIP Financing Agreement" means that agreement by and between Sellers and Buyers annexed as Exhibit "A" to the DIP Financing Order, and as subsequently amended and modified by the Sellers and Buyers, as approved by the Bankruptcy Court.

               1.24 "DIP Financing Order" shall mean an order of the Bankruptcy Court, in a form approved by the Buyers, which approves the DIP Financing on an interim or permanent basis.

               1.25 "DIP Financing" shall mean any and all loans or cash advances made by the Buyers to the Debtors in furtherance of the DIP Financing Agreement.

               1.26 "Equipment" shall have the same meaning as found in Section 9-109 of the New York Uniform Commercial Code.

               1.27 "Excluded Assets" shall mean (i) the physician practice management subsidiaries of Advanced Health Management Corp., (ii) the Tarrytown, New York real property Lease, (iii) the Hawthorne, New York real property lease,
(iv) the personal property of the Sellers located in the Tarrytown, New York and more particularly described on Schedule 1.27 attached hereto and incorporated herein by this reference, (v) the Loans due and owing to AHT Corporation from Jon Edelson, M.D. and Robert Alger and (vi) no more than $1,000,000 of the Sellers' cash on hand on the Closing date shall be retained by Seller in reserve for use in completing the payment of all allowed claims in full, but only to the extent there are no funds to make such payments from any other source, it being understood and agreed that any portion of such reserve remaining after the full payment of all allowed claims shall not be distributable to the holders of allowed interests, but shall be immediately paid to the Buyers.

               1.28 "Fixtures" shall have the same meaning as found in Section 9-313 of the New York Uniform Commercial Code.

               1.29 "General Intangibles" shall have the same meaning as found in Section 9-106 of the New York Uniform Commercial Code.

               1.30 "Intellectual Property" shall mean (i) all Copyrights, Patents and Trademarks,(ii) all inventions, software, processes, protocols, procedures, concepts and technology of the Debtors (whether patentable or unpatentable and whether or not reduced to practice), and all documentation, code, data, passwords, user ID's, improvements, modifications, enhancements, derivatives (iii) all research and development, know-how, formulas, compositions, processes, procedures, protocols, techniques, technical data, designs, drawings, specifications,(iv) all licenses for the use by any of the Debtors' of computer software, processes, protocols, procedures, concepts, technology (v) all other proprietary knowledge, information and rights, and (vi) all copies and tangible embodiments thereof (in whatever form or medium) and the term Intellectual Property shall include without limitation all of the items attached hereto as Schedule 1.30 attached hereto and incorporated herein by this reference.

               1.31 "Inventory" means all of Sellers's goods and merchandise whether now existing or hereafter acquired.

               1.32 "Leases" mean, collectively, the real property Leases and the Personal Property Leases.

               1.33 "Material Contracts" means those Contracts listed on
Schedule 1.33, attached hereto and incorporated herein by this reference.

               1.34 "Patents" shall mean all of the following in which any of the Debtors now hold or hereafter acquire any interest: (i) letters patent of the United States or any other Country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country and all rights corresponding thereto, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or any similar office or agency or the United States or any other country and (b) all reissues, divisions, continuations, renewals, continuations-in-part or extensions thereof.

               1.35 "Pending Litigation" the civil action styled AHT Corporation, plaintiff, v. BioShield Technologies, Inc., AHT Acquisition Corp., et al, defendants, in the Superior Court of Fulton County Georgia, Case No. 2000CV27812.

               1.36 "Personal Property Leases" shall mean the leases described on Schedule 1.36 attached hereto and incorporated herein by this reference.

               1.37 "Purchase Price" means the sum of Fifteen Million Five Hundred Fifty Thousand ($15,050,000) Dollars. The Purchase Price consists of four components, to wit, (i) a Credit Bid of approximately One Million Five Hundred Thousand Dollars ($1,500,000) Dollars, (ii) cash or Buyer Securities, at the option of Buyers, valued at One Million Two Hundred Fifty Thousand ($1,250,000) Dollars, (iii) Buyer Securities valued at approximately Three Million ($3,000,000) Dollars and (iv) cash of approximately Nine Million Two Hundred Fifty Thousand Dollars ($9,250,000).

               1.38 "Sale Hearing" means any hearing before the Bankruptcy Court to consider a sale of any or all of the Assets, to Buyers or to any other prospective purchaser, pursuant to section 363 of the Bankruptcy Code.

               1.39 "Sale Order" means any order entered by the Bankruptcy Court approving the Section 363 Sale as provided by this Agreement.

               1.40 "Sellers's Insurance Policies" means any policies of insurance purchased, owned and maintained by Sellers, at any time prior to the Closing.

               1.41 "Sellers' Securities" means the no par value common stock of BioShield Technologies, Inc.

               1.42 "Settlement" shall mean the full and final compromise, settlement and release of all claims, cross-claims and counterclaims asserted by any party to the Pending Litigation as provided in the DIP Financing Agreement.

               1.43 "Trademarks" shall mean any of the following now owned or hereinafter acquired by any of the Debtors: (i) any trademarks, tradenames, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereinafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or any similar office or agency of the United States, any State thereof or any other country or political subdivision thereof and (ii) any reissues, extensions or renewals thereof.

        2. PURCHASE AND SALE OF ASSETS. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Sellers agree to sell, transfer, assign and convey to Buyers, and Buyers agree to and do hereby purchase, the Acquired Assets, wherever located, free and clear of all liens, claims, charges, encumbrances, restrictions and liabilities of any nature whatsoever.

        3. CONSIDERATION. As full consideration for Buyers's purchase of the Acquired Assets, Buyers shall pay to Sellers the Purchase Price. It is contemplated that the Purchase Price will be utilized in connection with a liquidating Plan of Reorganization which will, in general terms, provide for payment in full to all of the Debtors' creditors, whether secured or unsecured, and an as of yet undetermined distribution to the Debtors' equity holders. It is estimated that the Debtors' equity holders will receive a distribution of approximately $0.10 per share.

        4. CLOSING.

               4.1. Delivery of Purchase Price. On the Closing Date, Buyers shall pay and deliver the Purchase Price to the Sellers's counsel, or to such other person as approved by the Bankruptcy Court for distribution to the holders of approved claims and interests in the debtors.

               4.2. Closing Date. The Closing of the transaction contemplated by this Agreement shall take place shall on the first business day after the Sale Order becomes final and non-appealable at the offices of Tracy L. Klestadt & Associates, 405 Lexington Avenue, New York, New York 10174, or at such time and place as the parties shall mutually agree.

        5. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers represent, warrant and agree as follows:

               5.1 Execution, Authority and Authorization. Sellers have full corporate power and authority to execute, deliver and perform this Agreement, and the transactions contemplated hereby and thereby; Sellers have taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement; this Agreement has been duly and validly executed and delivered on behalf of Sellers and constitutes the valid and binding obligations of Sellers, enforceable against Sellers in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights or general principles of equity.

               5.2 Existence and Good Standing. Sellers are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation, with full power and authority to own the Acquired Assets and to carry on their businesses in the places where such Acquired Assets are now owned or operated or such businesses are now being conducted.

               5.3 Books and Records. All accounts, books, ledgers and official and other records relating to the business of Sellers have been kept in accordance with customary accounting and bookkeeping practices in the ordinary course of business and fairly reflect the financial condition of the Sellers.

               5.4 Title to Acquired Assets; Encumbrances. Sellers will transfer, at Closing, good, valid and marketable title to all the Acquired Assets, free and clear of all liens, claims, encumbrances, charges and restrictions and liabilities of any kind or character.

               5.5 Restrictive Documents. Sellers are not parties to, or subject to, and the Acquired Assets are not subject to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction or right of any kind or character, which would prevent (a) consummation of the transactions contemplated by this Agreement, (b) compliance by Sellers with the terms, conditions and provisions of this Agreement, (c) restrict the ability of Buyers to acquire or use the Acquired Assets, or (d) require the payment of any amount to a third party in connection therewith (except with respect to payment obligations expressly assumed by Buyers in this Agreement).

               5.6 Absence of Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not
(a) violate, conflict with or result in the breach of any provisions of Sellers' articles of incorporation or by-laws; (b) violate, conflict with or result in the breach of material modification of any of the terms of, or constitute (or with notice or lapse of time or both constitute) a material default under, or otherwise give any other party the right to accelerate or terminate, any obligation, contract, agreement, lien, judgment, decree or other instrument to which Sellers are a party or by or to which Sellers or the Acquired Assets may be bound or subject; (c) violate any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Sellers or the Acquired Assets; or (d) result in a violation by Sellers of any statute, law or regulation of any jurisdiction which would have a material adverse effect on Buyers or the Acquired Assets.

               5.7 Litigation. To the best knowledge of Sellers, there is no action, suit, claim, proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding, pending or, threatened, against or affecting any of the Acquired Assets (including, without limitation, infringement of any common law, proprietary, privacy or other right of a third party). Neither Sellers nor the Acquired Assets are subject to any judgment, order or decree entered in any lawsuit or proceeding which affects the Acquired Assets or the transactions contemplated hereby or the Buyers's use of the Acquired Assets, on or after the Closing Date.

               5.8 Broker, Finders, etc. Sellers have not employed, nor are they subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Buyers in connection with such transactions.

               5.9 Preservation of Business and Material Contracts. Consistent with Sellers' status as a debtor-in-possession, from the date hereof through the date of the Closing, Sellers shall use all reasonable efforts to preserve the Acquired Assets and to maintain, and preserve consistent with past practice and good business judgment, the businesses and operations of the Debtors intact. Sellers shall maintain all Material Contracts in good standing and in full force and effect.

        6.     INTELLECTUAL PROPERTY.

               6.1 Ownership. To the best knowledge of Sellers, each item constituting part of the Intellectual Property has been duly registered with, or is in the process of being registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or such other government entities or offices, and such registrations remain in full force and effect, and all affidavits and declarations concerning the Intellectual Property, all extensions and renewals thereof, and all payment of filing and registration or other fees, necessary to protect and maintain such rights under applicable statutes, have been filed and paid, as the case may be, by or on behalf of Sellers. Sellers solely own or solely possess, and pursuant to this Agreement shall convey, the entire right, title and interest in and to the Intellectual Property (including, without limitation, the exclusive right to use and license the same), free and clear of all liens, claims, charges or other encumbrances or restrictions of any nature.

               6.2 Adverse Claims. None of the Intellectual Property or the use thereof is subject to any pending or, to the best knowledge of Sellers, threatened, challenge or reversion, or claim of infringement, and the consummation of the transactions contemplated by this Agreement will not result in any change in the terms or provisions of any such Intellectual Property or create any right of termination, cancellation or reversion or infringement claim with respect thereto. To the best of Sellers's knowledge the use of the Intellectual Property by Buyers will not infringe or conflict with the rights of any other persons and Sellers are not infringing or misappropriating any Intellectual Property of others in the operation of their businesses.

               6.3 Compliance with Laws. Sellers' business is and has been conducted in compliance in all material respects with all applicable laws, regulations, orders, judgments, decrees, codes, and ordinances.

               6.4 Required Approvals, Notices and Consents. Other than approval of the Bankruptcy Court, Sellers do not need the consent or approval of, or other action by, or notice to, any governmental body or agency, domestic or foreign, or any third party in connection with the execution and delivery by Sellers of this Agreement, the consummation by Sellers of the transactions contemplated hereby, or the assignment of any Material Contract to Buyers in accordance herewith, and, if such consent is required, Sellers have fully obtained such written consent and said consent is, and shall remain, in full force and effect.

               6.5 Conduct of Business. From the date hereof through the Closing, except as otherwise provided for in or contemplated by this writing, as the following relate to the Acquired Assets, Sellers shall not:

                   (a) mortgage, pledge or subject to any security interest, lien, lease or other charge or encumbrance any of the Acquired Assets except as provided in the DIP Financing Agreement;

                   (b) suffer any damage or destruction to or loss of any Acquired Assets (whether or not covered by insurance) that would have a material adverse effect on Sellers' businesses;

                   (c) move any of the Acquired Assets from their current locations; or

                   (d) enter into any other commitment or transaction or experience any other event that is materially adverse to this Agreement, to the condition or value of the Acquired Assets, businesses, or operations of the any of the Debtors, or to any of the transactions contemplated hereby or thereby; provided, however, that in no event shall Sellers be deemed to have breached or violated any representation or warranty contained in this Section 6.5(d) by reason of any action taken by or at the request or direction of, Buyers or any affiliate, officer or director of Buyers.

               6.6 Disclosure. Nothing in this Agreement (or Schedules hereto), to the best knowledge of Sellers, contains any untrue statement of a material fact, or omits any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading.

        7. REPRESENTATIONS AND WARRANTIES OF BUYERS Buyers represent and warrant to Sellers as follows:

               7.1 Incorporation; Authorization; etc. Buyers (i) are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation, with all requisite corporate power and authority to own the Acquired Assets; (ii) have all requisite corporate power and authority to own its properties and Acquired Assets and to carry on its businesses as they are now being conducted; and (iii) are in good standing and is duly qualified to transact business in each jurisdiction in which they must be so qualified. Buyers have full corporate power to execute and deliver this Agreement, to perform their obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Buyers's obligations under the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Buyers and their board of directors. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by will not (i) violate any provisions of Buyers' certificates of incorporation or bylaws, or (ii) violate or conflict with any provision of law, order, judgment or ruling of any governmental authority to which Buyers are subject. This Agreement has been duly executed and delivered by Buyers and, assuming the due execution hereof by Sellers, this Agreement constitutes the legal, valid and binding obligation of Buyers enforceable against Buyers in accordance with its terms, except to the extent that such validity, binding effect and enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general principles of equity.

               7.2 Broker, Finders, etc. Buyers have not employed, nor are they subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Sellers in connection with such transactions. Buyers will indemnify, defend and hold Sellers harmless from and against any such amounts.

               7.3 Licenses, Approvals, Other Authorizations, Consents, Reports, etc. No filings with, notice to or authorization, consent or approval of any governmental body is required to be made, filed, given or obtained by Buyers in connection with consummating this Agreement.

        8. COVENANTS OF SELLERS AND BUYERS.

               8.1 Investigation of Business; Access to Properties, Records and Employees.

                   (a) After the date hereof, Sellers shall permit Buyers access to its offices, properties, books and records during normal business hours, in order that Buyers may have full opportunity to make such investigations as it desires of the affairs and property of Sellers as they may relate to the Acquired Assets; provided, however, that such investigation shall not unreasonably disrupt the personnel and operations of Sellers. If, after the date hereof and prior to the Closing, in the course of any investigation pursuant to this Section 8.1, Buyers or Sellers come to have actual knowledge of any breach of any representation or warranty or covenant contained in this Agreement or any circumstance or condition that upon Closing would constitute such a breach, such party shall promptly inform the other party of such fact.

                   (b) Any information provided to Buyers or their representatives pursuant to this Agreement shall be held by Buyers, their representatives, attorneys, accountants and investment counsel in strict confidence, provided, however, that the foregoing shall not apply to any information previously known to Buyers or which is otherwise in the public domain. Except as otherwise provided in this Agreement, and in the event that the transactions contemplated by this Agreement are not consummated, any documents provided to Buyers by Sellers in the course of its investigation hereunder shall be returned to Sellers promptly upon request therefor.

               8.2 Further Assurances. Sellers and Buyers agree that, from time to time, whether before, at or after the Closing, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement.

               8.3 Payment of Future Lease Payments, Assumed Liabilities and Lease Rejections. Buyers will make all future payments under any Lease or executory contract included in the Acquired Assets as and when due. Buyers agrees from and after the Closing to perform and fulfill all Assumed Obligations as and when the same shall become due and payable. Buyers may elect to have the Sellers reject any real or personal property Leases or other executory contracts; provided, Buyer pays Sellers as an additional Purchase Price the full amount of the allowed claims in the Debtors' bankruptcy estates arising from the rejections of such Leases or executory contracts.

               8.4 Insurance.

                   (a) From and after the Closing, Sellers shall make claims and receive recoveries, under any insurance policies maintained at any time prior to the Closing by Sellers (collectively, the "Sellers' Insurance Policies"), in respect of any Covered Liability that relates to or arises out of occurrences prior to the Closing (an "Insurance Claim"). Sellers shall have the right, power and authority, consistent with past practice, to make directly any Claims under the Sellers' Insurance Policies and to receive directly recoveries thereunder, provide, however, that unless such insurance claim arises from Excluded Assets, Buyers shall receive all of the insurance proceeds thereof at the Closing.

                   (b) Buyers acknowledge that Sellers shall have no responsibility for obtaining any insurance or bearing any insurance-related loss, liability, claim, damage or expense relating to the Acquired Assets that relates to or arises out of occurrences subsequent to the Closing. Sellers acknowledges that the Buyers shall have no responsibility for obtaining or maintaining any insurance or bearing any insurance-related loss, liability, claim, damage or expense relating to (i) the Acquired Assets that relates to or arises out of occurrences prior to the Closing, and (ii) any other Acquired Assets, business, operations, conduct, products and employees (including former employees) of Sellers that relates to or arises out of occurrences prior to or after Closing.

               8.5 Post-Closing Cooperation. Prior to, at and subsequent to the Closing, Sellers and Buyers shall cooperate with each other in connection with the initiation by Buyers of administrative, legal and management functions previously provided by Sellers with respect to the businesses of Sellers. Such cooperation shall include, but not be limited to, the provision by Sellers of any documents (or copies thereof) reasonably requested by Buyers which relate thereto.

        9. CONDITIONS PRECEDENT TO BUYERS'S OBLIGATIONS. The purchase of the Acquired Assets by Buyers on the Closing Date and the consummation of the transactions hereunder by Buyers are conditional upon the fulfillment, on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by Buyers:

               9.1 Certified Resolutions. Sellers shall have delivered to Buyers resolutions of the Board of Directors of Sellers authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified to by an officer of Sellers.

               9.2 Truth of Representations and Warranties. The representations, warranties and covenants of Sellers contained in this Agreement or in any Exhibit attached hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

               9.3 Bill of Sale. Sellers shall have delivered to Buyers a valid and enforceable Bill of Sale, dated as of the Closing Date, in a form reasonably acceptable to Buyers.

               9.4 Assignment of Contracts and Commitments. There shall have been furnished or caused to be furnished to Buyers duly executed assignments to Buyers of all of the contractual rights included as part of the Acquired Assets, in a form reasonably acceptable to Buyers.

               9.5 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyers and its counsel, and Buyers shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions.

               9.6 Approval and Order of the Bankruptcy Court. On or before the Closing Date, Buyers shall have received a certified copy of the final, non-appealable order of the Bankruptcy Court, in form and substance satisfactory to Buyers, (i) approving the transaction contemplated by this Agreement, and
(ii) approving the assignment and assumption of any Leases or executory contracts which are not Excluded Assets and are not rejected by the Debtors. The Sale Order shall provide (i) that Buyers are good faith purchasers of the Acquired Assets, pursuant to section 363 of the Bankruptcy Code, and (ii) that the Acquired Assets are free and clear of all liens, claims, encumbrances, taxes, charges, and restrictions.

               9.7 No Cessation of Sellers's Operations; Material Contracts - Breach and Consents. The Seller's business shall not have been closed, even for a single day, due to a cessation of Sellers's business operations, the bankruptcy case shall not have been converted to a case under Chapter 7 of the Bankruptcy Code, no Chapter 11 trustee shall have been appointed pursuant to
Section 1104 of the Bankruptcy Code without Buyers' consent. In addition any and all necessary consents to the transfer of all Material Contracts to Buyers upon the Closing shall have been obtained in writing, and any and all defaults of the Debtors under any such Material Contracts shall have been waived by the non-Debtor party thereto.

        10. CONDITIONS PRECEDENT TO SELLERS'S OBLIGATIONS:

               10.1 Approval and Order of the Bankruptcy Court. On or before the Closing Date, Sellers shall have received a copy of the final, non-appealable orders of the Bankruptcy Court, in form and substance satisfactory to Buyers,
(i) approving the transaction contemplated by this Agreement, and (ii) approving the assignment and assumption of any Leases or executory contracts which are not Excluded Assets and are not rejected by the Debtors.

               10.2 Receipt of Purchase Price. At the Closing, Sellers's counsel, or such other person as the Bankruptcy Court shall have designated or approved, shall have received the Purchase Price from Buyers.

        11. BREAK-UP FEE; OVERBID PROCEDURES AND TERMINATION. Buyers acknowledge that their purchase of the Acquired Assets from Sellers may be subject to higher and better offers from third parties. In the event of an acquisition by auction sale of any or all of the Acquired Assets by a person or entity other than Buyers -- pursuant to a sale under Section 363 of the Bankruptcy Code or otherwise -- the following procedures shall apply to any such sale of any or all of the Acquired Assets:

               11.1 As a condition to making an offer at a Sale Hearing, unless hereafter notified or waived by the Bankruptcy Court, each interested party (other than Buyers) must tender to Tracy L. Klestadt & Associates, counsel for the Sellers, by certified or bank check, a sum not less than the (10%) percent of the initial higher offer to be held in escrow until closing (at which time such payment shall be credited to the agreed upon purchase price if such party's offer is accepted), or until the conclusion of the Sale Hearing (at which time such payment shall be returned if such party's offer is rejected). Higher offers at a Sale Hearing shall be in increments of $100,000.00, except that the first higher offer must be at least $500,000.00 above Buyers' Purchase Price of $ 15,050,000 with each successive higher and better bid thereafter to be in increments of $100,000.00.

               11.2 In the event any offers from third parties are tendered to Sellers or Sellers' agents (including Sellers's attorneys or accountants) prior to a Sale Hearing, Sellers shall promptly notify Buyers of the terms and conditions thereof.

               11.3 In the event the Bankruptcy Court approves a sale of any or all of the Acquired Assets to an entity other than Buyers, in the form of a higher and better offer from a third party, then Buyers shall be entitled to receive -- from the proceeds of the sale to such other entity upon the closing of such sale -- compensation in the amount of $250,000.00 for Buyers' good faith due diligence and legal expenses, which due diligence, together with (i) Buyers' offer of the Purchase Price pursuant to this Agreement, (ii) Buyers' negotiations with Sellers and entry into this Agreement with Sellers, and (iii) Buyers' participation at the Sale Hearing, will have provided substantial benefits to the Sellers' estate by maximizing the value of the Acquired Assets.

               11.4 In the event that the Bankruptcy Court approves a sale of any or all of the Acquired Assets to an entity other than Buyers, in the form of a higher and better offer from a third party, such successful bidder shall (i) within one business day after such approval be required to make an additional deposit (above that which is made pursuant to subparagraph (a) immediately above) as is necessary to increase the total deposit to ten (10%) percent of the approved bid, and (ii) within five business days after such approval, enter into a contract of sale including, but not limited to, the approved purchase price, the name of the successful Buyers and the form of the Buyers price;

               12.5 In the event a successful bidder at the Sale Hearing fails to close, through no fault of the Sellers, Sellers shall be permitted to enter into a similar agreement with the next highest bidder, including Buyers (as long as such bidder complies with all terms and conditions of the sale) without the necessity of a further order of the Bankruptcy Court.

               12.6 In the event that the Bankruptcy Court approves a sale of any or all of the Acquired Assets to an entity other than Buyers for any reason other than Buyers' default hereunder or in the event the Bankruptcy Court fails to approve the sale of the Acquired Assets to Buyer for any reason other than Buyers' default hereunder, then this Agreement shall Terminate and the Buyers shall be conclusively deemed to have performed all of their obligations hereunder, the Settlement shall be consummated as provided in the DIP Financing Agreement and shall be final and binding.

        13. NOTICES. Any notice or request hereunder may be given to Buyers or Sellers at the addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this paragraph. Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, or by overnight mail or by hand delivery. Notices and requests shall be deemed to have been given when delivered or when delivery is refused (delivery shall be deemed refused if not accepted within three days after notice is given that delivery was attempted). Notices to any party to this Agreement shall be given to all parties hereto.

Notices shall be provided as follows:

To the Sellers:    AHT Corporation
                   555 White Plains Rd.
                   5th floor
                   Tarrytown, NY 10591
                   Attention: General Counsel
                   Tel: 914-524-4206
                   Fax: 914 524-4704

with a copy to:    Tracy L. Klestadt & Associates
                   405 Lexinton Avenue, 42nd Floor
                   New York, New York 10174
                   Attention: Ian R. Winters, Esq.
                   Telephone: (212) 972-3000
                   Telecopy: (212) 972-2245

To the Buyers:     BioShield Technologies, Inc.
                   5655 Peachtree Parkway
                   Norcross, Georgia 30093
                   Telephone: (770) 246-2000
                   Facsimile:  (770) 368-0784

With a copy to:    Jerry L. Sims
                   Sims Moss Kline & Davis LLP
                   1000 Abernathy Road, N.E.
                   Atlanta, Georgia 30328
                   Telecopy: (212) 682-4218

    14. GOVERNING LAW AND WAIVER OF JURY TRIAL. This agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York. Buyers and Sellers agree that all actions and proceedings relating to the interpretation, enforcement or breach of this agreement shall be litigated in the United States Bankruptcy Court for the Southern District of New York, White Plains Division. Both parties hereto waive the right to a trial by jury in any such action or proceeding between Buyers and Sellers. Buyers submit to he jurisdiction of said courts in any such action or proceeding.

    15. ENTIRE UNDERSTANDING. This Agreement contains the entire understanding between Buyers and Sellers, and any promises, representations, warranties or guarantees not herein contained shall have no force and effect unless in writing, signed by Buyers' and Sellers' respective officers. Neither this Agreement nor any portion or provisions thereof may be changed, modified, amended, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

    16. SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.

    17. CONSTRUCTION. The parties acknowledge that each party and its counsel have reviewed this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

    18. SCHEDULES. The parties agree that this agreement may be supplemented by the attachment of Schedules after the execution of this Agreement, with such supplemental Schedules to be initialed by the parties.

    19. ASSIGNMENT. Buyers, at their option, shall have the right at any time prior to closing to assign their rights and remedies under this Agreement to any subsidiary or affiliate of Buyers.

    20. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

    WHEREFORE, in witness thereof, this Agreement has been duly executed as of the day and year first above written.

Bioshield Technologies, Inc.

BY:
   -----------------------------------
Printed Name:
             -------------------------
Title:
      --------------------------------

                [CORPORATE SEAL]


AHT Acquisition Corp.

BY:
   -----------------------------------
Printed Name:
             -------------------------
Title:
      --------------------------------

                [CORPORATE SEAL]

AHT Corporation

BY:
   ---------------------------------------------
Printed Name:
             -----------------------------------
Title:
      ------------------------------------------


                [CORPORATE SEAL]


Advanced Health Technologies Corporation

BY:
   ---------------------------------------------
Printed Name:
             -----------------------------------
Title:
      ------------------------------------------


                [CORPORATE SEAL]



Advanced Health Bukstel & Halfpenny Corporation

BY:
   ---------------------------------------------
Printed Name:
             -----------------------------------
Title:
      ------------------------------------------


                [CORPORATE SEAL]


Advanced Health Management Corp.

BY:
   ---------------------------------------------
Printed Name:
             -----------------------------------
Title:
      ------------------------------------------


                [CORPORATE SEAL]

                                  SCHEDULE 1.27
                                EXCLUDED PROPERTY

AHT Corporation Corporation
Fixed Assets to be retained in Tarrytown Office


COMPUTER ROOM

Computer Equipment:
HP Net Server LH Pro                  Sony 15"       "Yosimite"
Cube P200                             Sony 15"       "Yosimite"
Cube P100                             "Finance"
Cube P166                             Sony 15"       "NT Dev"
Cube P200                             Unidentified

(2) HP Storage Enclosures
Cube                                  Sony 15"       "Tweety"
HP 9000 D Class Server                "Apollo"
Cube                                  Sony 15"       Hyperion TM-1 Server
HP SureStorage Tape 12000E
HP 9000 D Class Server                "Ares"
(2) APC 2200 Smart UPS
Toshiba 1400 Series UPS

Telephone Equipment

(2) Northern Telecom Meridian 1 Systems
(2) HP AdvanceStack HP J2962A Redundant Power Supplies
(2) Ortronics
(2) HP AdvanceStack Switching Hub 24R

OFFICE


(14) Sony 15" Monitors
(12) Cube PC's
(1)  Dell Laptop
(2)  IBM Laptops
(1)  Hitachi 21" Monitor
(4)  HP Laser Printers 6L
(2)  HP Laser Printers 4000N
(1)  HP Laser Printers 5N
(1)  HP Laser Printers 4 Plus
(1)  HP Deskjet 870 Cxi
(1)  HP Laser Printer 5L
(1)  Hayse 14.4 modem

(2) Ricoh Fax model 2400L
(1) Ricoh Fax model 4700L
(1) HP 9100C Digital Sender
Oce photocopier 2475
GBC Shredmaster 1026S

(31) File Cabinets (various sizes)
(8)  Staff cubical enclosures
(6)  open-type cubical enclosures
(13) office furniture sets (desk, bookcases, credenza, tables)
(2)  Conference room tables and chairs

                                  SCHEDULE 1.33
                               MATERIAL CONTRACTS

Mayo Clinic
Lab Corp.
Quest
MedPlus
Planet Rx
DrugStore.Com
Merck Medco